UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under Rule 14a-12

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

(Name of the Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

4093 Oceanside Boulevard, Suite B

Oceanside, CA 92056

(760) 295-7208

NOTICE OF SOLICITATION OF CONSENTS

October 11, 2012

TO OUR SHAREHOLDERS:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by Therapeutic Solutions International, Inc., a Nevada corporation (the “Company” or “us” or “we” or “our”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s Common Stock to take action without a shareholders’ meeting.

Our board of directors is requesting the holders of the Company’s Common Stock to consent to the following proposal:

1.

To amend the Company’s Articles of Incorporation as set forth in the Amendment to Articles of Incorporation attached as Appendix A to the accompanying Consent Solicitation Statement (the “Articles Amendment”).

We have established the close of business on October 5, 2012 as the record date for determining shareholders entitled to submit written consents.

We request that each shareholder complete, date and sign the enclosed written consent form and promptly return it in the enclosed postage-prepaid envelope or fax it to the Company’s Secretary at (928) 395-1260.  To be counted, your properly completed written consent must be received before 5:00 p.m. Pacific Time, on October 22, 2012, subject to extension by our board of directors or to early termination of solicitations if a majority approval is received.

Failure to return the enclosed written consent will have the same effect as a vote against the proposed Articles Amendment.  We recommend that all shareholders consent to the Articles Amendment, by marking the box entitled “FOR” with respect to the proposal on the enclosed written consent form, and sending the written consent to us.  If you sign and send in the written consent form but do not indicate how you want to vote as to the proposed Articles Amendment, your consent form will be treated as a consent “FOR” the proposal.

Consents may be revoked by shareholders at any time before the time that we receive and accept the written consent of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote.

By Order of the Board of Directors

/s/ Tim G. Dixon

Tim G. Dixon

President and Director

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

4093 Oceanside Boulevard, Suite B

Oceanside, CA 92056

(760) 295-7208

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the shareholders of Therapeutic Solutions International, Inc., a Nevada corporation (the “Company” or “us” or “we” or “our”) with regard to the following proposal:

1.

To amend the Company’s Articles of Incorporation as set forth in the form of the amendment to Articles of Incorporation attached to this Consent Solicitation Statement as Appendix A (the “Articles Amendment”).

This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on this matter.  Please read it carefully.

Our board of directors has approved the Articles Amendment and has chosen to seek to obtain shareholder approval of the Articles Amendment by written consent, rather than by calling a special meeting of shareholders, in order to eliminate the costs and management time involved in holding a special meeting, and in order to effect the proposed corporate action as quickly as possible. Written consents are being solicited from all of our shareholders pursuant to Section 78.320(2) of the Nevada Revised Statutes.

Voting materials, which include this Consent Solicitation Statement and a written consent form, are being mailed to all shareholders on or about October 11, 2012.  Our board of directors set the close of business on October 5, 2012 as the record date for the determination of shareholders entitled to act with respect to the consent action (the “Record Date”).  As of the record date, the Company had 305,458,333 shares of Common Stock outstanding of record, held by approximately 137 registered holders of record, and no shares of outstanding Preferred Stock.

How to Submit Consents; Expiration Date

Shareholders of record who desire to consent to the Articles Amendment may do so by delivering the applicable written consent to us by hand, mail, facsimile or overnight courier, in accordance with the instructions contained in the written consent.  A postage pre-paid envelope has been provided.  If your shares are held in street name, voting will depend on the voting processes of your broker, bank, or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

If the written consent is properly completed and signed, the shareholder will be deemed to have consented to the Articles Amendment.  Failure to return the enclosed written consent form will have the same effect as a vote against approval of the Articles Amendment.

Written consents by the shareholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the stock certificates.  If stock certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent.  If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act.  If stock certificates are registered in different names, separate written consents must be executed covering each form of registration.

FOR A WRITTEN CONSENT TO BE VALID, A SHAREHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO THE COMPANY’S SECRETARY.  SUCH WRITTEN CONSENT MAY BE DELIVERED TO THE COMPANY’S SECRETARY BY HAND, MAIL, FACSIMILE OR OVERNIGHT COURIER.

All written consents that are properly completed, signed and delivered to our Secretary before the Expiration Date, subject to extension by our board of directors, and not revoked before our acceptance of the written consents, will be accepted.

The term “Expiration Date” means 5:00 p.m. Pacific Time, on October 22, 2012, unless the Requisite Consents are received before such date, in which case this solicitation will expire on the date that such Requisite Consents are obtained, and such earlier date shall be the Expiration Date.

Final results of this solicitation of written consents will be published in a Form 8-K filed with the SEC after the Expiration Date.

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, we reserve the right, at any time before the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consents.

If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact Gerry B. Berg, our Chief Financial Officer, at (760) 295-7208.

Revocation of Consents

Written consents may be revoked or withdrawn by the shareholders at any time before 5:00 p.m. Pacific Time on the Expiration Date.  To be effective, a written or facsimile revocation or withdrawal of the written consent must be received by our Secretary before such time and addressed as follows:  Therapeutic Solutions International, Inc., Attn:  Secretary, 4093 Oceanside Boulevard, Suite B, Oceanside, California 92056; or by facsimile at (928) 395-1260.  A notice of revocation or withdrawal must specify the shareholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of consents to approve the Articles Amendment.  Certain directors, officers and employees of our Company may solicit written consents by mail, email, telephone, facsimile or in person.  Our Company will pay for the costs of solicitation.  We expect to pay the reasonable expenses of brokers, nominees and similar record holders in mailing voting materials to beneficial owners of our common stock.

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION

In the first quarter of 2011, we filed articles of merger with the Nevada Secretary of State which, among other things, amended our Articles of Incorporation to change our name to Therapeutic Solutions International, Inc. and to increase the number of authorized shares of our capital stock from 75,000,000 (i.e., 70,000,000 shares of common stock and 5,000,000 shares of preferred stock) to 705,000,000 (i.e., 700,000,000 shares of common stock and 5,000,000 shares of preferred stock).

We believe that the articles of merger validly and effectively amended our Articles of Incorporation as stated therein (the “2011 Amendment”), but a shareholder has expressed to us the view that there may be a question as to whether the 2011 Amendment was valid and effective.  Our board of directors has determined that it is in the best interests of the Company and its shareholders to amend the Articles of Incorporation by adopting and effecting the amendment to Articles of Incorporation attached to this Consent Solicitation Statement as Appendix A (the “Articles Amendment”), to avoid doubt as to effectiveness of the previous amendment of the Articles of Incorporation, and to confirm and honor the expectations of all persons who have relied upon the 2011 Amendment. If the 2011 Amendment was not valid and effective, approximately 77% of our outstanding shares would not in fact be validly issued and outstanding, and we also would not have any authorized but unissued Common Stock to use for any corporate purpose.

There are no substantive differences between our current Articles of Incorporation provision as to authorized shares (i.e., the 2011 Amendment) and the Articles Amendment, other than to reduce the number of authorized shares of common stock from 700,000,000 to 699,999,999.

There currently are no plans, arrangements, commitments or understandings related to any of the classes of securities authorized by the Articles Amendment.

At the date of this Consent Solicitation Statement, we have no plans to engage in any merger or acquisition with other companies or entities.  However, we consider and evaluate acquisition opportunities in the normal operation of our business, and further acquisition opportunities may arise at any time.

Interest of Certain Persons in the Articles Amendment

No one who has been a Company director or executive officer since the beginning of our last fiscal year has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed Articles Amendment that is not shared by all other holders of the Company’s Common Stock, except to the extent the matters described in the following paragraphs are deemed to constitute a substantial interest.

The holders of stock certificates representing certain shares first issued by us on or after March 31, 2011 would, if one assumes the 2011 Amendment was not valid and effective (i.e., if one assumes shares first issued by us after the 70,000,000-shares threshold was reached cannot be validly issued), have claims against us based on an overissue instead of holding the actual indicated shares (“Overissue Claims”).  However, all of such Overissue Claims holders have agreed either to surrender their Overissue Claims to us as part of a general dispute resolution agreement (James P. Boyd, a director until August 2012 and a major shareholder: 223,991,333 Overissue Claims) or to exchange their Overissue Claims to us for the same number of newly authorized and certificated shares as originally intended (Timothy Dixon, a director, officer and major shareholder: 1,241,400 Overissue Claims; Gerry Berg, a director, officer and major shareholder: 25,000 Overissue Claims; Constellation Asset Advisors, Inc., a major shareholder: 10,000,000 Overissue Claims; and Spencer Edwards, Inc.: 200,000 Overissue Claims).

In addition, if one assumes the 2011 Amendment was not valid and effective, none of our outstanding stock options would be exercisable for shares.  These include 1,800,000 options held by James P. Boyd, 1,800,000 options held by Timothy Dixon, 400,000 options held by Mr. Dixon’s wife, and 1,500,000 options held by Gerry B. Berg (all at an exercise price of $0.08 per share).  However, if the Articles Amendment is approved and effected, even if such stock options were not now exercisable they would be and become exercisable in accordance with their terms, without any necessity for further action.

Vote(s) Required; Insider Voting Intentions

In order for the Articles Amendment to be approved pursuant to Nevada law, we must receive the written consent of a majority of the outstanding shares of Common Stock (the “Requisite Consents”).  Each share of Common Stock entitles the holder of record to one vote.  Failure to vote (return a written consent form) at all will have the effect of a vote against the Articles Amendment.  Abstentions will have the effect of a vote against the Articles Amendment.  We expect that brokers and other nominees will not be allowed under the rules of the New York Stock Exchange to exercise discretionary authority with respect to the Articles Amendment for beneficial owners who have not provided voting instructions, and thus broker non-votes may result for this item.  Broker non-votes will have the effect of a vote against the Articles Amendment.

Each member of our board of directors, Tim G. Dixon and Gerry B. Berg, has indicated his intent to give written consent (as shareholder) in favor of the Articles Amendment.

In addition, James P. Boyd appointed our chief financial officer (i.e., Mr. Berg) as Dr. Boyd’s agent, attorney-in-fact and proxy, pursuant to an Irrevocable Proxy dated August 24, 2012, with respect to 223,991,333 shares of Common Stock represented, or ostensibly represented, by Common Stock certificates NS1 1044 and NS1 1058 (the “Boyd Special Shares”), to vote in favor of, or consent to, any proposal approved by our board of directors to amend our Articles of Incorporation, solely to change the number of authorized shares of Common Stock to any number of shares which is designated in such proposal and which is at least 100,000,000.  Accordingly, Mr. Berg has indicated his intent, as the agent, attorney-in-fact and proxy of Dr. Boyd, to give written consent in favor of the proposed Articles Amendment as to the Boyd Special Shares.

If one assumes the 2011 Amendment was valid and effective, the shares of Common Stock held of record as of the Record Date by Mr. Dixon and Mr. Berg and the Boyd Special Shares total 255,822,733 shares of Common Stock, representing 83.8% of the voting power of our shareholders.  As a result, Mr. Dixon and Mr. Berg would have sufficient voting power to approve the Articles Amendment as matter of Nevada law.

However, our board of directors has resolved that even if we receive the Requisite Consents, we will not file the Articles Amendment unless we also receive the written consent of a majority of the shares of Common Stock which would be duly outstanding on the Record Date even if the 2011 Amendment were not valid and effective (i.e., excluding all Overissue Claims from both the numerator and the denominator).

If one assumes the 2011 Amendment was not valid and effective, the shares of Common Stock held of record as of the Record Date by Mr. Dixon and Mr. Berg and which are not Overissue Claims (and with the Boyd Special Shares and the other Overissue Claims being deemed not to constitute outstanding shares) would total 30,565,000 shares of Common Stock, representing 43.7% (which would be less than a majority) of the duly outstanding shares.

Our board of directors recommends that you vote (give written consent) “FOR” the Articles Amendment.

Procedure for Implementing the Articles Amendment

The Articles Amendment would become effective upon the filing by us with the Nevada Secretary of State of a Certificate of Amendment to Articles of Incorporation, reflecting the Articles Amendment, pursuant to Section 78.390(1) of the Nevada Revised Statutes.

No Appraisal Rights

Under Nevada law and our charter documents, holders of our Common Stock will not be entitled to dissenters’ rights or appraisal rights with respect to the Articles Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 4, 2012, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. The following table assumes the 2011 Amendment was valid and effective. As of September 4, 2012, if one assumes the 2011 Amendment was valid and effective, a total of 305,458,333 shares of our common stock were outstanding.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding
James P. Boyd (2)	233,346,933	76.2%

Tim G. Dixon (3)	21,916,400	7.2%

Gerry B. Berg (4)	11,923,000	3.9%

All directors and executive officers as a group (2 persons) (3)(4)	33,839,400	11.0%

(1)

Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares; and (ii) if a person holds options to purchase shares of our common stock, that person will be deemed to be the beneficial owner of the number of those shares that may be purchased by exercise of those options at any time during a 60 day period which, for purposes of this table, will end on November 3, 2012. The number of shares subject to options that are exercisable or may become exercisable during that 60-day period are deemed outstanding for purposes of computing the number of shares beneficially owned by, and the percentage ownership of, the person holding such options, but not for computing the percentage ownership of any other shareholder. Except as otherwise noted below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes 855,000 shares subject to outstanding stock options exercisable during the 60-day period ending November 3, 2012.  Pursuant to a Master Dispute Resolution Agreement dated August 24, 2012, Dr. Boyd will surrender 223,991,333 shares to us for cancellation upon our making timely payments totaling $351,000, all of which payments are scheduled to be made by January 2013; $119,000 of such payments have already been timely made.

(3)

Includes 3,000 shares owned by Mr. Dixon’s wife; Mr. Dixon disclaims beneficial ownership of those shares. Includes 855,000 shares subject to outstanding stock options exercisable during the 60-day period ending November 3, 2012.  Also includes 190,000 shares subject to outstanding stock options held by Mr. Dixon’s wife and exercisable during the 60-day period ending November 3, 2012; Mr. Dixon disclaims beneficial ownership of those shares.

(4)	Includes 723,000 shares subject to outstanding stock options exercisable during the 60-day period ending November 3, 2012.

By contrast, if one assumes the 2011 Amendment was not valid and effective, the following table would set forth, as of September 4, 2012, information regarding the ownership of the Company’s outstanding shares of common stock by (i) each person known to management to own, beneficially or of record, more than 5% of the outstanding shares of our common stock, (ii) each director of the Company,  (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group. As of September 4, 2012, if one assumed the 2011 Amendment was not valid and effective, a total of 70,000,000 shares of our common stock would be outstanding and no outstanding stock options would be exercisable.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Share Outstanding
James P. Boyd	8,500,000	12.1%

Tim G. Dixon (2)	19,630,000	28.0%

Gerry B. Berg	11,175,000	16.0%

Tad Mailander	11,000,000	15.7%

Gemini Consulting LLC	6,000,000	8.6%

All directors and executive officers as a group (2 persons) (2)	30,805,000	44.0%

(1)

Under SEC rules (i) a person is deemed to be the beneficial owner of shares if that person has, either alone or with others, the power to vote or dispose of those shares; and (ii) if a person holds options to purchase shares of our common stock, that person will be deemed to be the beneficial owner of the number of those shares that may be purchased by exercise of those options at any time during the next 60 days.  Except as otherwise noted below, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes 3,000 shares owned by Mr. Dixon’s wife; Mr. Dixon disclaims beneficial ownership of those shares.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one Consent Solicitation Statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of such shareholders.  Also, we will promptly deliver a separate copy of this Consent Solicitation Statement and future shareholder communication documents to any shareholder at a shared address to which a single copy of this Consent Solicitation Statement was delivered, or deliver a single copy of this Consent Solicitation Statement and future shareholder communication documents to any shareholder or shareholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Shareholders also may address future requests regarding delivery of Consent Solicitation Statements, proxy statements and annual reports by contacting us at the address noted above.

STOCKHOLDER PROPOSALS

There are no proposals by any security holder which are or could have been included within this consent solicitation.

We did not hold an annual meeting of shareholders for the fiscal year ended December 31, 2011 and, as such, the deadline for submitting shareholder proposals for inclusion in our proxy statement for our next annual meeting will be a reasonable time before we begin printing and distributing our proxy materials for our next annual meeting.

All shareholder proposals should be submitted to the attention of our Secretary at the address of our principal executive offices.  We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

October 11, 2012

By Order of the Board of Directors

/s/ Tim G. Dixon

Tim G. Dixon

President and Director

APPENDIX A

Amendment to Articles of Incorporation

Article 4 of the Articles of Incorporation of the Company is amended to read in full as follows:

4. Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 699,999,999 shares of Common Stock having a $.001 par value per share, and 5,000,000 shares of Preferred Stock having a $.001 par value per share.  The Common and/or Preferred Stock of the Company may be issued for such consideration as may be fixed from time to time by the Board of Directors.  The Board of Directors may issue such shares of Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions of the Board of Directors establishing the series.

WRITTEN CONSENT OF SHAREHOLDER OF

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.,

a Nevada corporation

The undersigned shareholder of Therapeutic Solutions International, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Solicitation of Consents and accompanying Consent Solicitation Statement, each dated October 11, 2012.  The undersigned hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the following recitals and resolutions:

      . FOR                     . AGAINST                     . ABSTAIN

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Company’s Articles of Incorporation, in the form of the amendment to Articles of Incorporation (the “Articles Amendment”) attached as Appendix A to the Consent Solicitation Statement that accompanies this Consent, and has referred the same to the shareholders of the Company for approval by written consent; and

WHEREAS, the board of directors of the Company has recommended that the shareholders vote “FOR” the below resolution, which it has deemed is in the best interests of the Company and its shareholders;

NOW, THEREFORE, IT IS RESOLVED, that the shareholders of the Company hereby approve the Articles Amendment, in the form attached as Appendix A to the Consent Solicitation Statement that accompanies this Consent.

FURTHER RESOLVED, that the shareholders authorize the officers of the Company to take any and all actions necessary and proper to effect the foregoing resolution.

This Written Consent action may be executed in counterparts.  Failure of any particular shareholder(s) to execute and deliver counterparts is immaterial so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

This Consent is solicited by the Company’s Board of Directors.

IN WITNESS WHEREOF, the undersigned has executed this Consent on October __, 2012.

_________________________________________________________

Print name(s) exactly as shown on Stock Certificate(s)

_________________________________________________________

Signature (and Title, if any)

_________________________________________________________

Signature (if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign. If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

PLEASE SIGN, DATE AND RETURN THIS CONSENT IN THE ENVELOPE PROVIDED TO THERAPEUTIC SOLUTIONS INTERNATIONAL, INC., AT 4093 OCEANSIDE BOULEVARD, SUITE B, OCEANSIDE, CALIFORNIA 92056.

You may also submit your consent by facsimile to (928) 395-1260.

Important Notice Regarding the Availability of Consent Materials.  The Consent Solicitation Statement is available on the SEC’s website at www.sec.gov as well as through the Company’s website at www.therapeuticsolutionsint.com.